Purchase Agreement

As of July 15, 2022,

This exclusive purchase agreement (the “Purchase Agreement”) is made between VV Markets, LLC (“Purchaser” or “us”) and Vinvesto, Inc. (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points

-The purchaser shall pay and deliver the purchase price following notice from the Seller that all of the Assets have been acquired and all consideration for the Assets paid to the relevant third parties by the Seller, and subject to the qualification by the SEC of the Purchaser’s investment offering and the investment of sufficient funds in that offering.

-The Purchaser and Seller agree to take reasonable steps to confirm the method and time of payment of the Purchase Price, including any information that the Purchaser requires to initiate a wire transfer to the Seller.

-We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

Your Rights and Obligations

-You have the ability to supply the Assets listed in the Asset Table.

-Upon trade settlement, you will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this Purchase Agreement.

-You will provide us with reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

-Right to possession of the Assets shall transfer to the Purchaser upon payment of the Purchase Price. It is the Seller’s duty to ensure the Assets are delivered to the Purchaser or to the Purchaser’s designated storage facility in the same condition as when purchased by the Seller.

-Upon the completion of the offering, you will continue to store, maintain, and insure the assets, in exchange for the payment of storage fees.

The Results:

-Upon the successful completion of the relevant offering through the Vint platform, you will receive payment of the Consideration for the associated Asset, as outlined below, and we will assume title in, and take possession of, the Asset(s), unless otherwise mutually agreed by you and us.

Other:

-This Purchase Agreement may be modified or amended only with the prior written consent of both Purchaser and Seller.

Asset Table

Bordeaux En Primeur 2021 Collection
Wine	Vintage	Bottles	% Weighting of Collection (as per acquisition price)
Pavie	2021	30	3.67%
Carruades de Lafite	2021	24	2.01%
Cheval Blanc	2021	18	3.67%
Leoville Barton	2021	24	0.70%
Angelus	2021	18	2.49%
Leoville Las Cases	2021	18	1.59%
Pontet Canet	2021	36	1.40%
Palmer	2021	12	1.51%
Lynch Bages	2021	60	2.82%
Lafite Rothschild	2021	36	8.85%
L'Evangile	2021	12	1.13%
Troplong Mondot	2021	36	1.36%
Montrose	2021	18	1.07%
Canon	2021	36	1.69%
Pichon Lalande	2021	18	1.24%
Leoville Poyferre	2021	36	1.36%
Grand Puy Lacoste	2021	6	0.16%
Pichon Baron	2021	24	1.39%
Le Bon Pasteur	2021	12	0.26%
Cos d'Estournel	2021	30	2.26%

Le Petit Mouton	2021	24	2.11%
Mouton Rothschild	2021	36	7.90%
La Violette	2021	12	1.51%
Smith Haut Lafitte Rouge	2021	24	1.14%
Smith Haut Lafitte Blanc	2021	24	1.32%
Margaux	2021	24	5.27%
L'Eglise Clinet	2021	24	2.63%
L'If	2021	24	1.44%
Valandraud	2021	36	1.88%
Ducru Beaucaillou	2021	24	1.96%
Les Carmes Haut Brion	2021	18	0.76%
Calon Segur	2021	72	3.07%
Quintus	2021	12	0.45%
Haut Brion Rouge	2021	48	10.54%
La Mission Haut Brion Rouge	2021	48	5.65%
Clarence de Haut Brion	2021	24	1.38%
La Conseillante	2021	18	1.47%
Pavillon Rouge de Chateau Margaux	2021	18	1.30%
Domaine de Chevalier Rouge	2021	12	0.29%
Figeac	2021	24	2.03%
Pavie Macquin	2021	12	0.36%
Vieux Chateau Certan	2021	18	2.15%
Beau-Sejour Becot	2021	12	0.27%
Durfort Vivens	2021	24	0.54%

Haut Bailly	2021	24	1.20%
Rauzan Segla	2021	24	0.75%

Description:	Bordeaux En Primeur 2021 Collection
Total Acquisition Cost:	$193,197.64
Consideration: Cash (%) Equity (%) Total	$193,197.64 (100%) (0%) $193,197.64
Other Terms:

Acknowledged and Agreed:

/s/Nicholas King	/s/Nicholas King

VV Markets, LLC	Vinvesto, Inc.
Name: Nicholas King	Name: Nicholas King

Title: Managing Member	Title: CEO